Exhibit 10.25
2007 Management Incentive
Compensation Plan

Exhibit 10.25
2007 Management Incentive Compensation Plan
The Management Incentive Compensation Plan (the “Plan”) is designed to offer incentive compensation to officers and employees (the “Associates”) of Micromet, Inc. and its subsidiary Micromet AG (collectively, “Micromet”) by rewarding the achievement of corporate goals and specifically measured individual goals that are consistent with and support overall corporate goals. The Plan will create an environment that will focus Associates on the achievement of objectives. Since cooperation between departments and Associates will be required to achieve corporate objectives that represent a significant portion of the incentive compensation paid under the Plan, the Plan should help foster improved teamwork and a more cohesive management team.
Purpose of the Plan
The Plan is designed to:
•	Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value

•	Reward those individuals who significantly impact corporate results

•	Encourage increased teamwork among all disciplines within Micromet

•	Incorporate an incentive program in the overall compensation program of Micromet to help attract and retain key Associates
Plan Governance
The President and CEO of Micromet, Inc. (the “Chief Executive Officer”) will be responsible for the administration of the Plan for Associates of Micromet, Inc. and the Vorstand of Micromet AG (“Executive Management Board”) will be responsible for the administration of the Plan for Associates of Micromet AG, except that the Compensation Committee (the “Committee”) of the Board of Directors of Micromet, Inc. (the “Board”) will be responsible for approving any incentive awards to officers of Micromet, Inc. and for determining and approving any incentive awards to the Chief Executive Officer.
Eligibility
The Associates who may be eligible to participate in the Plan shall be selected at the sole discretion of Micromet (each such Associate a “Plan Participant”). In order to be eligible to receive any incentive award under this Plan, an Associate (a) must have been in an eligible position for at least three (3) consecutive months during the Plan year; (b) must not be a Part-time Associate; (c) must have had at least an acceptable, “Meets Standard” (3.0 or higher) rating on his or her most recent performance review; and (d) if the Associate has been on probation for performance or other issues at any time during the Plan year or during the period from the end of the Plan year until the time at which bonus determinations are made, any award to such individual must be approved by and will be subject to the discretion of the Committee for Associates of Micromet, Inc. and the Vorstand (or Executive Management Board) of Micromet AG will be responsible for the administration of the Plan for Associates of Micromet AG. For purposes of this Plan, Part-time Associate shall be defined as any Associate working fewer than 30 hours per week.

Exhibit 10.25
Form of Incentive Award Payments
Incentive award payments may be made in cash, through the issuance of stock or stock options, or by a combination of cash, stock and/or stock options, at the discretion of the Committee, subject to the approval of the Board. In the event that the Committee and the Board elect to pay incentive awards in stock or stock options, the Committee, in its sole discretion, will make a determination of the number of shares of stock or stock options to be issued to each Plan Participant based, in part, upon the Plan Participant’s achievement of corporate and individual goals, as described below. The issuance of stock and stock options may also be subject to the approval of Micromet, Inc.’s stockholders, and any stock options issued will be subject to the terms and conditions of Micromet, Inc.’s 2003 Equity Incentive Award Plan, as amended from time to time by Micromet, Inc.
Target Awards Multiplier
Incentive awards will be determined by applying an “achievement multiplier” to the base salary of Plan Participants. The following target award multipliers will be used for this purpose:

Micromet, Inc. Position	Micromet AG Position	Target Award Multiplier

President & CEO	n.a.	50%
Senior Vice President	Vorstand	35%
Vice President	Vorstand	35%
Executive Director	Vice President	25%
Senior Director	Senior Director	20%
Director	Director	20%
Associate Director	Associate Director	15%
Senior Manager	Senior Manager	15%
The target award multiplier will be used to establish the target incentive award at the beginning of each year. The target award multiplier will be equal to the actual award multiplier used at year-end in situations where corporate and individual objectives have been met for the year.
Corporate and Individual Performance
Prior to or within 90 days after the beginning of the Plan year, the Chief Executive Officer will present to the Committee a list of the overall corporate objectives for the Plan year, which are subject to approval by the Committee.

Exhibit 10.25
All participants in the Plan will then develop a list of key individual objectives, which must be approved by the responsible Vice President and by the Chief Executive Officer for Plan Participants of Micromet, Inc., and the responsible member of the Executive Management Board of Micromet AG and the entire Executive Management Board for Plan Participants of Micromet AG.
The Plan calls for incentive awards based on the achievement of annual corporate and individual objectives that have been approved as indicated above. The relative weight between corporate and individual performance factors may vary based on the individual’s level within the organization. The weighting will be reviewed annually and may be adjusted, as necessary or appropriate. The weighting for the Plan year will be as follows:

Micromet, Inc.	Micromet AG	Corporate	Individual

President & CEO	n.a.	100%	0%
Senior Vice President	Vorstand	75%	25%
Vice President	Vorstand	75%	25%
Executive Director	Vice President	75%	25%
Senior Director	Senior Director	50%	50%
Director	Director	50%	50%
Associate Director	Associate Director	25%	75%
Senior Manager	Senior Manager	25%	75%
Performance Measurement
The following scale will be used to determine the actual award multiplier for incentive award calculations based upon measurement of corporate and individual performance versus objectives. Separate payment multipliers will be established for both the individual and the corporate components of each award. The same payment multiplier for the corporate component of each participant’s annual award shall be used for all Plan Participants in any given year.

Performance Category	Award Multiplier

1. Performance for the year met or exceeded objectives or was excellent in view of prevailing conditions	75% - 150%
2. Performance generally met the year’s objectives or was very acceptable in view of prevailing conditions	50% - 75%
3. Performance for the year met some, but not all, objectives	25% - 50%
4. Performance for the year was not acceptable in view of prevailing conditions	0%

Exhibit 10.25
Calculation of Cash Incentive Award
The example below shows sample cash incentive award calculations under the Plan. First, a total target award is calculated by multiplying the Plan Participant’s base salary by the target award multiplier. This dollar figure is then divided between its corporate component and its individual component based on the performance factor mix for that specific position. This calculation establishes specific dollar target awards for the performance period for both the individual and corporate components of the award.
At the end of the performance period, corporate and individual award multipliers will be established using the criteria described above. The corporate award multiplier, which is based on overall corporate performance, is used to calculate corporate performance awards for all Plan Participants. This is accomplished by multiplying the target corporate award established for each individual at the beginning of the performance period by the actual award multiplier. The individual award multiplier, which is based on an individual’s performance against objectives, is used in the same way to calculate the actual individual performance award.

Example:	Target Award Calculation
	Position:	Executive Director
	Base Salary:	$120,000
	Target Award Multiplier:	25%
	Target Award (in dollars):	$30,000 ($120,000 x 25%)

	Weighting of Corporate and Individual Goals for Executive Directors
	Corporate goals:	75%
	Individual goals:	25%

	Maximum Target Award
	Maximum Target Award based on corporate performance:	$22,500 ($30,000 x 75%)
	Maximum Target Award based on individual performance:	$7,500 ($30,000 x 25%)

	Assumed payment multipliers based on assessment of corporate and individual performance:
	Award Multiplier for Corporate Goals (performance generally met year’s objectives)	75%
	Award Multiplier for Individual Goals (performance generally exceeded objectives)	125%

	Actual Incentive Award
	Corporate component	$16,875 ($22,500 x 75%)
	Individual component	$9,375 ($ 7,500 x 125%)
Payment of the Incentive Award
Annual performance reviews for Plan Participants will be completed before March 31 of the year following the Plan year. Payment of incentive awards will be made as soon as practicable thereafter. Incentive award calculations will be based on the participant’s base salary as of December 31 of the Plan year. In addition to the required review process, incentive award payments to the President & CEO and to the Senior Vice President and CFO will be made after the completion and issuance of Micromet, Inc.’s year-end audited Financial Statements for the Plan year.

Exhibit 10.25
Participants who have been in an eligible position for less than a year, but for at least three months, will receive a pro-rata bonus based on the number of days in an eligible position. Participants promoted during the year from one “Target Award Multiplier” level to another will have their incentive award calculated using their base pay on December 31 of the Plan year. Providing the promotion occurred prior to October 1 of the Plan year, the calculation will be pro-rated, based on the number on months at each Target Award Multiplier level. If the promotion occurred after October 1 of the Plan year, the entire calculation will be based on the Target Award Multiplier percentage applicable prior to the promotion.
Termination
If a Plan Participant has given or received a notice of termination or if a Plan Participant’s employment is terminated prior to the payment of the incentive award under this Plan, Micromet will have sole and absolute discretion as to whether or not to pay an incentive award. If Micromet decides to pay an incentive award to such Plan Participant, Micromet will have sole and absolute discretion as to whether to pay the full amount or a portion of the amount of the incentive award that may be payable to the Plan Participant in accordance with the provisions of this Plan.
Absolute Right to Alter or Abolish the Plan
Micromet reserves the right in its absolute discretion to abolish the Plan at any time or to alter the terms and conditions under which incentive compensation will be paid. Such discretion may be exercised any time before, during, and after the Plan year is completed. No participant shall have any vested right to receive any compensation hereunder until actual delivery of such compensation.
Employment Duration/Employment Relationship
This Plan does not, and Micromet’s policies and practices in administering this Plan do not, constitute a contract or other agreement concerning the duration of any participant’s employment with Micromet. The employment relationship of each Plan Participant of Micromet, Inc. is “at will” and may be terminated at any time by Micromet, Inc. or by the Plan Participant, with or without cause. The employment relationship of each Plan Participant of Micromet AG is governed by the employment agreement of the Plan Participant and applicable German law.

Exhibit 10.25
2007 Management Incentive Compensation Plan
This is to acknowledge that I have received a copy of the 2007 Management Incentive Compensation Plan.

Name:		Date:

(print)

(signature)

Please return signed copy to the Human Resources Department.